Exhibit 99.2

NEXTERS INC.

2021 employee stock option PLAN

award agreement

[date]

Dear [participant],

As of the date hereof you have been granted a number of Options (the “Award”), subject to the terms and conditions of the 2021 Employee Stock Option Plan (the “Plan”) as follows:

Tranche	Number of Options	Exercise Price	Vesting
1	…	…	…
2	…	…	…
3	…	…	…
…	…	…	…

All provisions and conditions not expressly stated in this Agreement shall be governed by the Plan (a copy of which is appended hereto and the terms of which are incorporated herein by reference) and Memorandum and Articles of Association of Nexters Inc. Capitalized terms used but not defined herein shall have the meanings given to those terms in the Plan.

Notwithstanding the foregoing and the terms of the Plan, the Company reserves the right to limit the form of settlement based on your home or host location at the time of exercise. For example, if you are providing services in certain specified jurisdictions at the time of exercise, you may only exercise vested Options through a cashless exercise. The Company also reserves the right to further modify the form of settlement of your Award as it deems appropriate to account for the impact of local law and regulations.

Regardless of the form of settlement, the Company will withhold any applicable taxes in connection with any grant or exercise of the Options as required by law or if the Company decides to do so in its sole discretion if allowed by law. For example, the Company may decide to deduct from the number of Shares to be issued following the exercise of the Options such number of Shares, which fair value equals the amount of applicable taxes to be withheld at the date of the exercise. Notwithstanding the foregoing you are responsible for any taxes due upon grant and exercise of the Options.

Additional Terms/Acknowledgements.

The following additional terms apply to your Award, your participation in the Plan and the grant of the Options (and issuance of any Shares) to you. By accepting the Award you irrevocably agree and acknowledge in favour of the Company (on its own behalf and as an agent for its Affiliates) that:

1.	You will not have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, consultants, advisors, Participants or holders or Beneficial Owners under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be voluntary and one-time and does not constitute a promise, a contractual right or other right to receive future grants or benefits. The Committee maintains the right to make available future grants under the Plan.

2.	The grant of this Award does not give you the right to be retained in the employ of, or to continue to provide services to, the Company or any of its Affiliates. The Company or the applicable Affiliate may at any time dismiss you, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any other agreement binding you and the Company or the applicable Affiliate. Your receipt of this Award under the Plan is not intended to confer any rights on you except as set forth in this Award Agreement or in the Plan.

3.	Unless otherwise required by law, this Award under, and your participation in, the Plan does not form part of your remuneration for the purposes of determining payments in lieu of notice of termination of your employment of office, severance payments, leave entitlements, or any other compensation payable to you and no Award, payment, or other right or benefit, under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit-sharing, group insurance, welfare or benefit plan of the Company or any of its Affiliates.

4.	The Company and its Affiliates, their respective affiliates, officers and employees make no representation concerning the financial benefit or taxation consequences of any Award or participation in the Plan and you are strongly advised to seek your own professional legal and taxation advice concerning the impact of the Plan and your Award.

5.	The future value of the Options and subsequent Shares as a result of exercise is unknown and cannot be predicted with certainty and may increase or decrease in value.

6.	You will have no claim or entitlement to compensation or damages arising from the forfeiture of the Options, the termination of the Plan, or the diminution in value of the Options or Shares, including, without limitation, as a result of the termination of your employment by the Company or any of its Affiliates for any reason whatsoever and whether or not in breach of contract. You irrevocably release the Company, its Affiliates, the Board, the Committee, and their affiliates from any such claim that may arise.

7.	You shall have no rights as a shareholder with respect to any Shares underlying the Option until the date you become the holder of record of those Shares. No adjustment shall be made for dividends or other rights for which the record date occurs before the date you become the holder of record.

8.	If any term of this Award is determined to be unenforceable as written by a court of competent jurisdiction, you acknowledge and agree that such term shall be adjusted to the extent determined by the court to achieve the intent of the Company in imposing such term and if the court determines that such term cannot be reformed to achieve the intent of the Company, then the elimination of the pertinent provisions of that term shall not otherwise impact the enforceability of the other terms of this Award.

9.	You hereby agree to keep strictly confidential the terms of your participation in the ESOP and agree not to discuss the terms of your participation with any other employee or consultant of the Company or any other third party; provided that nothing herein shall prevent the disclosure of these terms to your legal or tax advisors or as may be required to be disclosed in any prospectus prepared in connection with the offering of Shares by the Company or as required by law.

10.	In the event that the Company is entitled, pursuant to Clause 3.10 of the Plan, to clawback any Shares delivered to you under this Award, you hereby (at the option of the Company, in its sole and absolute discretion): (a) irrevocably and unconditionally consent to the redemption of your Shares by the Company for the Exercise Price of such Shares or for no consideration if the Shares which were delivered to you resulted from cashless exercise as permitted by the Plan; or (b) irrevocably and unconditionally surrender to the Company the Shares for no consideration, in accordance with Section 59 of the BVI Business Companies Act, 2004 (as amended).

11.	This Plan and this Award are governed by the laws of the British Virgin Islands (“BVI”), without regard to the conflicts of law provisions thereof, and any cause or claim arising with respect to this Award or the subject matter contained in this Award Agreement will be exclusively resolved in the Courts of the BVI. The Company will make reasonable efforts so that the Award complies with all applicable laws; provided, however, notwithstanding any other provision of the Award Agreement, the Options shall not be exercisable if the exercise thereof would result in a violation of any such law.

12.	You have read this Award Agreement and the Plan carefully and understand their terms. By indicating your acceptance of these terms, you are expressly accepting the terms and conditions of the Award, and the Company may rely on your acceptance.

13.	You understand and acknowledge that notwithstanding any other provision of the Plan and the Award Agreement to the contrary, the vesting and holding of the Shares is expressly conditioned upon compliance with the U.S. Securities Act of 1933, as amended, and all applicable federal and state securities laws. You agree to cooperate with the Company to ensure compliance with such laws.

PARTICIPANT:
THE COMPANY:

NEXTERS INC.

By:

By:	(Signature)
(Signature)

Address:
Name: Andrey Fadeev
Title: CEO

E-mail:

Phone number: